Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS
THOUSAND OAKS, Calif. — April 29, 2010 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Earnings per diluted share increased 19.3% to $0.68 per share

•	Operating margin increased 107 basis points

•	Raising full year 2010 outlook
Teledyne Technologies today reported first quarter 2010 sales of $439.2 million, compared with sales of $440.3 million for the same period of 2009. Net income for the first quarter of 2010 was $25.0 million ($0.68 per diluted share), compared with net income of $20.8 million ($0.57 per diluted share) in the first quarter of 2009.
“The commercial businesses, which had been most impacted by the 2009 recession, recovered strongly in the first quarter,” said Robert Mehrabian, chairman, president and chief executive officer. “Sales of environmental and industrial instrumentation, as well as aviation engines and parts, increased significantly. Given growth in these markets and a leaner cost structure, Teledyne’s operating margin increased 107 basis points, and earnings per share grew 19.3% compared with last year. In addition, greater sales in our defense electronics businesses offset expected declines of government engineering services. Due to encouraging signs in our commercial markets, and the stability of our defense business, we are increasing our 2010 earnings outlook. In the defense electronics domain, we increased our involvement in tactical infrared imaging systems through the acquisition of a minority stake in Optical Alchemy, Inc. Optical Alchemy’s ultra-light electro-optical systems are especially well suited for UAV applications which require light weight, persistent surveillance and precise targeting. With our strong balance sheet, our track record of operating discipline, and a history of successfully integrating strategic acquisitions, we are optimistic about the balance of 2010.”
Review of Operations (Comparisons are with the first quarter of 2009, unless noted otherwise).
Electronics and Communications
The Electronics and Communications segment’s first quarter 2010 sales were $310.4 million, compared with $310.0 million, an increase of 0.1%. First quarter 2010 operating profit was $40.1 million, compared with operating profit of $38.3 million, an increase of 4.7%.
The first quarter 2010 sales change resulted primarily from higher sales of defense electronics, partially offset by lower sales of electronic instrumentation and other commercial electronics.

Sales of defense electronics primarily reflected higher sales of manufacturing services and microwave subsystems. The lower sales for electronic instrumentation primarily reflected reduced sales of marine instrumentation products, partially offset by higher sales of instruments for environmental and industrial applications. Lower sales of other commercial electronics primarily reflected reduced sales from product lines which the company is exiting, such as commercial electronic manufacturing services and telecommunication subsystems. Operating profit included pension expense of $0.8 million in the first quarter of 2010, compared with $2.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in both the first quarters of 2010 and 2009.
Engineered Systems
The Engineered Systems segment’s first quarter 2010 sales were $78.4 million, compared with $88.8 million, a decrease of 11.7%. Operating profit was $7.3 million for the first quarter of 2010, compared with operating profit of $8.1 million, a decrease of 9.9%.
The first quarter 2010 sales decrease primarily reflected lower sales of missile defense engineering services and gas centrifuge service modules, partially offset by higher revenue from environmental programs. Operating profit in the first quarter of 2010 reflected the impact of lower sales and inventory write-downs of $0.8 million, partially offset by lower pension expense. Operating profit included pension expense of $0.4 million in the first quarter of 2010, compared with $2.7 million. Pension expense allocated to contracts pursuant to CAS was $1.7 million in the first quarter of 2010, compared with $2.4 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s first quarter 2010 sales were $34.3 million, compared with $26.0 million, an increase of 31.9%. The operating loss was $0.4 million for the first quarter of 2010, compared with an operating loss of $4.3 million.
First quarter 2010 sales reflected higher sales of aftermarket engines and spare parts due to improved demand in the general aviation market. The lower operating loss reflected the impact of higher sales.
Energy and Power Systems
The Energy and Power Systems segment’s first quarter 2010 sales were $16.1 million, compared with $15.5 million, an increase of 3.9%. Operating profit was $0.3 million for the first quarter 2010, compared with breakeven results.
First quarter 2010 sales primarily reflected higher sales of commercial hydrogen generators and power systems for government applications, partially offset by reduced revenue related to the Joint Air-to-Surface Standoff Missile (“JASSM”) turbine engine program. Operating profit reflected the impact of increased sales.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $3.0 million for the first quarter of 2010, compared with a use of cash of $7.6 million. The 2010 amount reflected income tax payments of $5.0 million, compared with income tax refunds of $30.8 million in 2009. No pension contributions were made in 2010, compared with an $80.0 million voluntary pretax pension contribution made in 2009. The higher cash provided by operating activities in the first quarter of 2010 included the impact of these items, partially offset by higher working capital requirements, which primarily reflected the early collection of accounts receivable in the fourth quarter of 2009. Free cash flow (cash from operating activities less capital expenditures) was a use of cash of $2.3 million for the first quarter of 2010, compared with a use of cash of $20.7 million and reflected higher cash provided by operating activities and lower capital expenditures in 2010. At April 4, 2010, total debt was $261.0 million, which included $249.7 million drawn on available credit lines, as well as capital lease obligations. Cash and cash equivalents were $30.4 million at April 4, 2010. The company received $1.0 million from the exercise of employee stock options in the first quarter of 2010, compared with $0.1 million. In the first quarter of 2009, the company paid $0.8 million to repurchase 36,239 shares of Teledyne common stock under a now expired stock repurchase program. In the first quarter of 2010, Teledyne Scientific & Imaging, LLC acquired a minority interest in Optical Alchemy, Inc. for $4.5 million, accounted for under the cost basis method. Capital expenditures for the first quarter of 2010 were $5.3 million, compared with $13.1 million. Depreciation and amortization expense for the first quarter of 2010 was $11.2 million, compared with $11.7 million.

Free Cash Flow(a)	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2010	2009
Cash provided by operating activities	$3.0	$(7.6)
Capital expenditures for property, plant and equipment	(5.3)	(13.1)

Free cash flow	(2.3)	(20.7)
Pension contributions, net of tax	—	48.6

Adjusted free cash flow	$(2.3)	$27.9

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.
Pension
Pension expense was $1.3 million for the first quarter of 2010 compared with $5.6 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million for the first quarter of 2010 compared with $3.1 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government. The decrease in 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made in 2009 and 2008.
Income Taxes
The effective tax rate for the first quarter of 2010 was 36.9% compared with 39.3%. The first quarter of 2010 included the reversal of $0.4 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding these amounts, the effective tax rate for the first quarter of 2010 would have been 38.0%. The effective tax rate for the first quarter of 2009 reflected additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes. Excluding this item, the effective tax rate for the first quarter of 2009 would have been 38.3%.
Stock Option Compensation Expense
For the first quarter of 2010, the company recorded a total of $1.3 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.8 million was recorded in the operating segment results. For the first quarter of 2009, the company recorded a total of $1.6 million in stock option expense, of which $0.5 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results. Employee stock option grants are expensed evenly over the three year vesting period. The lower expense for 2010 reflected the impact of granting fewer employee stock options for the 2010 annual grant compared with the 2007 annual grant. The company made an annual employee stock option grant in 2010, while no employee stock option grants were made in 2009.
Other
Interest expense, net of interest income, was $1.0 million for the first quarter of 2010, compared with $1.1 million, and primarily reflected lower outstanding debt levels. Corporate expense was $7.4 million for the first quarter of 2010, compared with $6.8 million and primarily reflected higher compensation accruals. Minority interest for the first quarter of 2009 reflected the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2010 earnings per diluted share will be in the range of approximately $0.69 to $0.71. The full year 2010 earnings per diluted share outlook is expected to be in the range of approximately $2.89 to $2.96, an increase from the prior outlook of $2.80 to $2.90. The company’s estimated effective tax rate for 2010 is expected to be 38.0% excluding the impact of income tax contingency reserves, in the first quarter, which were determined to be no longer needed due to the expiration of applicable statutes of limitations.
The full year 2010 earnings outlook includes approximately $5.2 million in pension expense, or $4.4 million in net pension income after recovery of allowable pension costs from our CAS covered government contracts. Full year 2009 earnings included $22.5 million in pension expense, or $10.1 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made in 2009 and 2008.
Our Engineered Systems segment manufactures gas centrifuge service modules for Fluor Enterprises, Inc., acting as agent for USEC Inc., used in the American Centrifuge Plant. We continue to anticipate reduced sales of gas centrifuge service modules in 2010 due to a suspension of work notice received on August 13, 2009, caused by the U.S. Department of Energy’s delayed decision regarding USEC’s application for a loan guarantee to complete construction of the American Centrifuge Plant. In addition, given reduced program funding, as well as changes to contracting policy by the U.S. Government, we expect reduced sales of missile defense engineering services in 2010.
The company’s $590.0 million credit facility terminates in July 2011, and the company is planning to refinance or extend such credit facility prior to its scheduled maturity. In addition, the company anticipates issuing up to $250 million of unsecured debt pursuant to a private placement transaction in 2010. The proceeds would be used to pay down the company’s existing revolving credit facility and for general corporate purposes, including acquisitions. The notes that may be issued pursuant to a private placement have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws. This release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, debt issuance, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including disruptions in the global economy, insurance and credit markets, changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our suppliers and customers (including commercial and aviation customers), and availability of credit to our suppliers and customers. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Changes in U.S. Government policy could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and gas centrifuge service module manufacturing programs.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, April 29, 2010. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, April 29, 2010.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
APRIL 4, 2010 AND MARCH 29, 2009
(Unaudited — In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2010	2009
Net sales	$439.2	$440.3
Costs and expenses:
Costs of sales	312.2	313.8
Selling, general and administrative expenses	87.1	91.2

Total costs and expenses	399.3	405.0

Income before other income and (expense) and taxes	39.9	35.3
Other income, net	0.7	0.4
Interest expense, net	(1.0)	(1.1)

Income before income taxes	39.6	34.6
Provision for income taxes (a)	14.6	13.6

Net income before minority interest	25.0	21.0
Less: net income attributable to noncontrolling interest	—	(0.2)

Net income attributable to Teledyne Technologies	$25.0	$20.8

Diluted earnings per common share	$0.68	$0.57

Weighted average diluted common shares outstanding	36.8	36.5

(a)	The first quarter of 2010 includes the reversal of $0.4 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. The first quarter of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE THREE MONTHS ENDED
APRIL 4, 2010 AND MARCH 29, 2009
(Unaudited — In millions)

	First	First
	Quarter	Quarter	%
	2010	2009	Change

Net sales:
Electronics and Communications	$310.4	$310.0	0.1%
Engineered Systems	78.4	88.8	(11.7)%
Aerospace Engines and Components	34.3	26.0	31.9%
Energy and Power Systems	16.1	15.5	3.9%

Total net sales	$439.2	$440.3	(0.2)%

Operating profit (loss) and other segment income:
Electronics and Communications	$40.1	$38.3	4.7%
Engineered Systems	7.3	8.1	(9.9)%
Aerospace Engines and Components	(0.4)	(4.3)	*
Energy and Power Systems	0.3	—	*

Segment operating profit and other segment income	$47.3	$42.1	12.4%
Corporate expense	(7.4)	(6.8)	8.8%
Other income, net	0.7	0.4	75.0%
Interest expense, net	(1.0)	(1.1)	(9.1)%

Income before income taxes	39.6	34.6	14.5%
Provision for income taxes (a)	14.6	13.6	7.4%

Net income before minority interest	25.0	21.0	19.0%
Less: Net income attributable to minority interest	—	(0.2)	*

Net income attributable to Teledyne Technologies	$25.0	$20.8	20.2%

(a)	The first quarter of 2010 includes the reversal of $0.4 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. The first quarter of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
APRIL 4, 2010 AND JANUARY 3, 2010
(Current period unaudited — In millions)

	April 4,	January 3,
	2010	2010

ASSETS
Cash and cash equivalents	$30.4	$26.1
Accounts receivable, net	270.0	245.8
Inventories, net	201.1	189.6
Deferred income taxes, net	38.2	37.4
Prepaid expenses and other assets	18.9	32.8

Total current assets	558.6	531.7

Property, plant and equipment, net	202.5	206.6
Deferred income taxes, net	32.7	29.9
Goodwill and acquired intangible assets, net	603.8	612.0
Other assets, net	47.8	41.3

Total assets	$1,445.4	$1,421.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$113.1	$103.8
Accrued liabilities	157.4	176.8
Current portion of long-term debt and capital leases	0.6	0.5

Total current liabilities	271.1	281.1
Long-term debt and capital lease obligations	260.4	251.6
Other long-term liabilities	223.2	221.4

Total liabilities	754.7	754.1
Total stockholders’ equity	690.7	667.4

Total liabilities and stockholders’ equity	$1,445.4	$1,421.5